EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES TERMINATION OF FORMAL AGREEMENT
 WITH THE COMPTROLLER OF THE CURRENCY

Riverhead, New York, June 3, 2013 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today announced that on May 29, 2013, the Bank was informed by its primary regulator, the Office of the Comptroller of the Currency (the “OCC”), that the formal written agreement between the Bank and the OCC, dated October 25, 2010 (the “Agreement”), was terminated effective immediately. In addition, the Bank was informed by the OCC that it was no longer subject to the individual minimum capital ratios (the “IMCRs”) established by the OCC for the Bank. At March 31, 2013, the Bank was considered “well capitalized” for regulatory purposes with a Tier 1 leverage ratio of 9.77%, a Tier 1 risk-based capital ratio of 16.28% and a total risk-based capital ratio of 17.53%. The Bank exceeded the minimum regulatory requirements to be considered “well capitalized” of 5.00% for the Tier 1 leverage ratio, 6.00% for the Tier 1 risk-based capital ratio and 10.00% for the total risk-based capital ratio.

President and CEO Howard C. Bluver stated, “I am very pleased with the action taken by the OCC and am gratified that our primary regulator has recognized the significant progress we have made in addressing the requirements of the Agreement. When I arrived at the Company in 2012, the two most important short term priorities were to build a premier senior management team and clean up our balance sheet. With both of those short term goals accomplished, we are now in a position to leverage our exceptional core deposit franchise and focus on future growth and financial performance. Termination of the Agreement will facilitate our ability to do so.

Notwithstanding the action announced today, it should be emphasized that the risk management, compliance, internal control, and underwriting and credit administration policies and procedures we have built over the past year will continue to be a core part of our culture and operations. In the environment in which we and the industry operate, it is essential that internal control systems be robust and effective. There will be no higher priority at the Company.”

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 30 branch offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the

PRESS RELEASE June 3, 2013 Page 2 of 2

Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.